Exhibit 99.1

Intermix Reports First Quarter Financial Results

LOS ANGELES, CA, August 15, 2005 – Intermix Media, Inc. (AMEX: MIX) filed its quarterly report for the quarter ended June 30, 2005, with the Securities and Exchange Commission today. The Company reported record revenue of $26.7 million for the first quarter of its 2006 fiscal year, an increase of 59 percent over the same quarter last year. The Company also reported net income of $1.2 million for the first quarter, compared to net income of $130,000 in the same period last year. First-quarter earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) were $2.9 million, compared to $870,000 in the same period last year. Net income and EBITDA for the first quarter ended June 30, 2005 include $1.0 million of previously deferred gain recorded in connection with the Company’s sale of its Skilljam business in July of 2004.

Product marketing segment revenues for the first quarter increased 32 percent to $13.9 million, up from $10.6 million for the same quarter last year. This increase is primarily due to higher sales of the Hydrodermtm product line at the Company’s Alena business unit.

Network segment revenues for the first quarter increased 106 percent to $12.7 million, up from $6.2 million for the same period last year. This increase is primarily due to the growth of MySpace, the Company’s acquisition of Focalex, Inc. in November 2004, and to increased sales of branded advertising.

In light of the Company’s announcement on July 18, 2005, of its entry into an agreement with Fox Interactive Media, Inc. (“FIM”) and certain of its affiliates providing for the merger of the Company with and into a wholly-owned subsidiary of FIM (the “Merger”), the Company has not scheduled and does not intend to hold a conference call to discuss the financial results announced today nor does the Company intend to update or provide any further information with respect to any previously issued forecasts.

Intermix Media, Inc.

Consolidated Statements of Operations

(in thousands, except per share data - unaudited)

	Three Months Ended June 30,
	2005	2004
Revenues	$26,679	$16,747
Cost of revenues	4,194	3,993

Gross profit	22,485	12,754

Operating expenses:
Marketing and sales	10,190	6,539
Product development	2,968	1,633
General and administrative	7,425	4,334
Restatement professional fees	—	(337)
Amortization of other intangible assets	511	267

Total operating expenses	21,094	12,436

Operating income	1,391	318
Interest income (expense), net	13	(89)

Income from continuing operations before income taxes	1,404	229
Income taxes	(652)	(5)

Income from continuing operations	752	224
Income (loss) from discontinued operations, net	—	(104)
Gain on sale of SkillJam (discontinued operations)	1,000	—
Minority Interest, net of taxes	(530)	10

Net income	1,222	130
Preferred stock dividends and liquidation preference (Note 1)	(60)	(170)
Income allocated to preferred stockholders (Note 2):	(298)	(47)

Income (loss) to common stockholders	$864	$(87)

Income from continuing operations:
Basic per share	$0.02	$—
Diluted per share	$0.02	$—
Income from Gain on sale of Skilljam (discontinued operations)
Basic per share	0.02	—
Diluted per share	$0.02	$—
Loss from minority interest
Basic per share	$(0.02)	$—
Diluted per share	$(0.02)	$—
Income to common stockholders: (Note 2):
Basic per share	$0.02	$—
Diluted per share	$0.02	$—

Note 1	Amounts represent 6 percent per annum accretion of the liquidation preference related to the Company’s Series A preferred stock, as well as the accrual of payment-in-kind dividends related to the Company’s Series C and Series C-1 preferred stock. The accrual of dividends related to Series C preferred stock terminated as of October 31, 2004 in accordance with the terms of such preferred stock. The accrual of dividends related to Series C-1 preferred stock will continue through September 30, 2005 and totals approximately $50,000 per quarter.

Note 2	In March 2004, the Emerging Issues Task Force (“EITF”) reached final consensus on EITF 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” which requires companies that have participating securities to allocate undistributed earnings to common shares and participating securities based on the proportion of undistributed earnings that each would have been entitled to had all the period’s earnings been distributed. The Company’s Series A, B and C preferred stock are participating securities as defined in EITF 03-6, in that such preferred stock would be entitled to either liquidation proceeds in preference to common stockholder or dividends in preference to common stockholders, if and when such a dividend would be declared. Both liquidation preference and preferred dividends would be in accordance with predetermined formulas. EITF 03-6 was effective for fiscal periods beginning after March 31, 2004 and earnings per share reported in prior periods must be retroactively adjusted to comply with EITF 03-6. The Company adopted EITF 03-6 in the quarter ended September 30, 2004. EITF 03-6 had no impact on prior year per share amounts because of the net losses for the prior periods.

Consolidated Balance Sheets

(In thousands)

	June 30, 2005	March 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,562	$14,153
Restricted cash	1,806	1,798
Accounts receivable, net	11,936	9,554
Inventories, net	4,032	2,742
Prepaid expenses and other assets	3,859	4,113

Total current assets	36,195	32,360
Property and equipment, net	9,488	6,514
Goodwill	21,169	21,168
Other intangible assets, net	4,954	5,465
Deposits and other assets	870	1,089

Total assets	$72,676	$66,596

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,926	$6,912
Accrued expenses	7,333	5,169
Deferred revenue	2,756	2,931
Income taxes payable	440	201
Current portion of debt obligations	1,875	1,875
Current portion of capitalized lease obligations	13	24

Total current liabilities	18,343	17,112
Long-term debt obligations, less current portion	7,125	4,725
Capitalized lease obligations, less current portion	7	9
Other long term liabilities	181	85
Minority Interest	6,074	5,545

Total liabilities	31,730	27,476
Stockholders’ equity	40,946	39,120

Total liabilities and stockholders’ equity	$72,676	$66,596

Consolidated Statement of Cash Flows

(In thousands)

	Years Ended March 31,
	2005	2004
Operating activities:
Net income	$1,222	$130
Adjustments to reconcile net income to net cash used in operating activities:
Net cash provided by discontinued operations	—	90
Depreciation of property and equipment	573	379
Amortization of other intangible assets	511	267
Other non-cash charges	43	35
Income taxes payable	240	(8)
Provision (benefit) for doubtful accounts	76	(93)
Minority interests	530	10
Changes in other current assets	(3,502)	(1,786)
Changes in current liabilities	1,004	(329)

Net cash provided by (used in) operating activities	697	(1,325)

Investing activities:
Purchases of property and equipment	(3,546)	(584)
Purchases of other intangible assets	—	(67)

Net cash provided by (used in) investing activities	(3,546)	(651)

Financing activities:
Repayment of capital lease obligations	(13)	(292)
Proceeds from debt obligations	—	(212)
Proceeds from issuance of equipment financing notes	2,400	—
Proceeds from reduction in letter of credit	248	—
Proceeds from exercise of stock options and warrants	623	—

Net cash provided by (used in) financing activities	3,258	(504)

Change in cash and cash equivalents	409	(2,480)
Cash and cash equivalents, beginning of period	14,153	6,245

Cash and cash equivalents, end of period	$14,562	$3,765

Supplemental Cash Flow Information:
Cash paid for interest	$16	$65
Cash paid for income taxes	434	60
Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Preferred stock dividends and liquidation preference	60	170

Reconciliation of Net Income to EBITDA (Note 1)

(in thousands, unaudited)

	Three Months Ended June 30,
	2005	2004
Net income	$1,222	$130
Plus interest (income) expense, net	(13)	89
Plus income taxes	652	5
Plus amortization of other intangible assets	511	267
Plus depreciation of property and equipment	573	379

EBITDA	$2,945	$870

Note (1) - EBITDA included in this press release is a non-GAAP measure that is defined as net income excluding the effects of interest, income taxes, depreciation and amortization expenses; and impairment of goodwill and other intangible assets. EBITDA as defined above may not be similar to EBITDA measures used by other companies and are not measurements under generally accepted accounting principles.

We believe that EBITDA provide useful information to investors about the Company’s performance because they eliminate the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments and interest on debt and capital lease obligations that we do not believe are reflective of the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

About Intermix Media

A leading online media and ecommerce enterprise, Intermix Media (Amex: MIX - News) and its subsidiaries utilize proprietary technologies and analytical marketing to develop unique content, an active community and innovative ecommerce offerings. The Intermix Network blends user-generated and proprietary online content to motivate its users to spend more time on its Network and to invite their friends to join them. By integrating social networking applications, self-publishing and viral marketing, the Intermix Network has grown to over 30 million unique U.S. visitors per month. Intermix also leverages its optimization technologies, marketing methodologies and the Internet through its Alena unit, where it launches branded consumer product offerings. Alena expands Intermix’s consumer reach by marketing select high margin and innovative products directly to the consumer across the Internet. In doing so, Alena cost-effectively builds consumer brands and drives new users back to the Intermix Network.

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Investor Relations Contact:

Brett Brewer, Intermix Media, Inc., (310) 215-1001 ex. 117, bbrewer@intermix.com